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                                  EXHIBIT 11.0

                           CONTROL DATA SYSTEMS, INC.
                    Computation of Earnings Per Common Share
                  (Dollars in thousands, except per share data)

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

                                          Three Months Ended
                                        March 31,     March 31,
                                          1996          1995
Net earnings applicable to
  common shares:
    Net earnings                     $       2,878 $       2,199

Primary:
  Shares for common and common share
  equivalent earnings per share (1):
    Weighted average number of
      common shares outstanding         13,130,885    13,237,390
    Dilutive effect of outstanding
      stock options and warrants         1,156,463             -

                                        14,287,348    13,237,390

Net earnings per common share
  and common share equivalents       $        0.20 $        0.17

Fully Diluted:
  Shares for common and common share
  equivalent earnings per share (2):
    Weighted average number of
      common shares outstanding         13,130,885    13,237,390
    Dilutive effect of outstanding
      stock options and warrants         1,178,848             -

                                        14,309,733    13,237,390

Net earnings per common share
  and common share equivalents       $        0.20 $        0.17

(1) Outstanding stock options, warrants, and shares issuable under employee stock purchase plans are converted to common share equivalents by the treasury stock method using the average market price of the Company's shares during each period.

(2) Outstanding stock options, warrants, and shares issuable under employee stock purchase plans are converted to common share equivalents by the treasury stock method using the greater of the average market price or the period-end market price of the Company's shares during each period.
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